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                                                                    EXHIBIT 99.1



FOR IMMEDIATE RELEASE


HEARTPORT, INC. ANNOUNCES OFFERING OF CONVERTIBLE SUBORDINATED NOTES

REDWOOD CITY, CALIFORNIA, APRIL 15, 1997 -- Heartport, Inc. (Nasdaq: HPRT) announced today that, subject to market conditions, it is seeking to raise approximately $75 million (excluding an option to purchase up to an additional $11.25 million principal amount of notes to cover over-allotments, if any) through an offering of convertible subordinated notes within the United States to qualified institutional investors and outside the United States to non-U.S. investors. The notes would have a term of seven years and be convertible into Heartport Common Stock. No other terms were disclosed.

Heartport stated that it expects to use the net proceeds of the offering for funding of capital expenditures related to the expansion of its manufacturing capacity and facilities, sales and marketing activities, research and development, clinical trials, working capital and general corporate purposes.

The securities being offered will not be registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act of 1933 and applicable state securities laws or available exemptions from registration requirements.

Note: Except for the historical information contained herein, this press release contains forward-looking statements, the accuracy of which are necessarily subject to risks and uncertainties. Actual events or results may differ materially due to factors set forth from time to time in Heartport's filings with the Securities and Exchange Commission, including its 1996 Annual Report on Form 10-K.